CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

CPS TECHNOLOGIES CORPORATION TO LIST SHARES ON NASDAQ CAPITAL MARKETS

Norton, Massachusetts, January 13, 2015.  CPS Technologies Corporation (OTCQB: CPSH) announced today it has received approval from The NASDAQ Stock Market LLC ("NASDAQ") to list its common stock on the NASDAQ Capital Markets.  CPS’ common stock will retain the ticker symbol "CPSH" when it commences trading on the NASDAQ Capital Markets on or about January 15, 2015.

Grant Bennett, President and Chief Executive Officer, said, "We previously announced our goal of being listed on NASDAQ and we are pleased to have accomplished this objective.  We believe being listed on the NASDAQ Capital Markets will help us gain exposure with a broader investor universe leading to improved liquidity, benefiting both current and future shareholders.”   He added, "We are proud of our fundamentals:  we are a high- technology company which manufactures in the U.S., exports a majority of our products outside the U.S., is profitable, debt-free and is the leader in growing markets.  As the megatrend of “electrification” accelerates around the world, we are excited about our ability to provide solutions to thermal management problems in applications ranging from hybrid electric vehicles and high speed trains to high-performance microprocessors and satellite applications.”

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2014 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.